EXHIBIT 99.1
                                                                    ------------

FOR IMMEDIATE RELEASE


For: MAF Bancorp, Inc.           Contacts:   Jerry A. Weberling, Chief
     55th Street & Holmes Avenue               Financial Officer
     Clarendon Hills, IL 60514               Michael J. Janssen, Senior
                                               Vice President
     www.mafbancorp.com                      (630) 325-7300

       MAF BANCORP REPORTS FIRST QUARTER RESULTS OF $.60 PER DILUTED SHARE

Clarendon Hills, Illinois, April 18, 2001 - MAF Bancorp, Inc. (MAFB) announced today that earnings per share for the first quarter ended March 31, 2001 totaled $.60 per diluted share, a 9.1% improvement over the $.55 per diluted share reported for the quarter ended March 31, 2000. Net income for the current quarter totaled $14.1 million, up 7.4% over net income of $13.1 million reported in last year's first quarter. Return on average equity and return on average assets were 14.43% and 1.10%, respectively, in the current quarter compared to 14.88% and 1.11% in last year's comparable period. Cash earnings per share (diluted), which excludes amortization of goodwill and deposit base intangibles, totaled $.64 in the current quarter compared to $.58 in last year's first quarter.

Net interest income increased by 6.4% from a year ago, totaling $32.5 million for the quarter ended March 31, 2001 compared to $30.5 million for last year's first quarter. The net interest margin improved to 2.66% compared to 2.59% for the quarter ended December 31, 2000. In last year's first quarter, the net interest margin was 2.71%. The recent widening of the difference in long-term and short-term treasury interest rates, along with the Company's lower reliance on wholesale funding and more aggressive efforts to reduce deposit costs, led to the improvement in the net interest margin. Average interest-earning assets in the current quarter grew to $4.90 billion, compared to $4.51 billion reported for last year's first quarter and $4.86 billion reported for the quarter ended December 31, 2000. The growth in interest-earning assets was primarily attributable to increases in investment securities and loans receivable balances.

Management anticipates that the recent easing in monetary policy by the Federal Reserve Board, along with the steeper yield curve environment, should result in the net interest margin increasing slightly by the end of 2001. Based on this interest rate outlook and with the expected strong contribution from the Company's retail banking business and real estate development operations, the Company currently expects earnings for 2001 to be in the range of $2.45-$2.50 per diluted share.

Loan origination volume totaled $515.5 million in the current quarter, up considerably from the $306.9 million reported for last year's first quarter and up from the $361.9 million reported for the quarter ended December 31, 2000. Fixed-rate loans remain the preferred choices of customers, a direct contrast to a year ago when adjustable-rate loans made up nearly 71% of total originations. This trend in consumer preference, coupled with the Company's general practice of selling longer-term fixed-rate loans, should lead to greater loan sales and more modest balance sheet growth in 2001 compared to 2000. Given management's current outlook for mortgage interest rates, the Company expects fixed-rate loan origination activity to continue to be strong for the next couple of quarters.

Non-interest income increased 27.1% to $9.9 million in the current quarter, compared to $7.8 million reported in the first quarter of last year. Increases in most revenue-generating areas led to this improvement in non-interest income. Fee income from deposit account products, profits from real estate development operations, gains on sales of loans and other loan income were all higher. Only brokerage commissions and loan servicing fee income were lower than a year ago.

The Company's real estate development operations contributed $3.3 million to non-interest income in the current quarter, up more than 35% from the $2.5 million of income reported for the quarter ended March 31, 2000. A total of 85 residential lots were sold in the current period compared to 93 lots in last year's first quarter. All of the sales in the current period were in the Company's Tallgrass of Naperville development. With available inventory at low levels in this development, and with activity in other new developments in early stages, the Company had only 19 lots under contract at March 31, 2001. As a result, real estate income is expected to be relatively modest for the next two quarters as the Company readies additional lots for sale. For the year, however, management continues to expect that pre-tax income from real estate development should be in the range of $8.0-$9.5 million.

Deposit account service fees totaled $3.4 million for the current quarter, up 33.3% from the $2.6 million reported for the quarter ended March 31, 2000. Deposit account fee income continues to be one of the Company's strongest revenue growth areas, driven by both fee increases and expansion of the Bank's checking account base. Total checking accounts totaled 118,400 at March 31, 2001, increasing at an annualized rate of 10.3% during the first three months of the current year.

Lower mortgage interest rates, which have resulted in a surge in loan refinancings, led to higher loan sale gains in the current quarter. Gains on sales of mortgage loans totaled $691,000 in the current quarter compared to $57,000 a year ago, as loan sale volume expanded to $126.3 million compared to $35.7 million for the quarter ended March 31, 2000. Given management's current outlook for mortgage interest rates, 2001 mortgage banking profits from loan sales should substantially exceed the results from 2000. Increased prepayment rates in the Bank's loans serviced for others portfolio, due to higher loan refinancings, impacted loan servicing fee income during the quarter and reduced the value of mortgage servicing rights. In the current quarter, loan servicing resulted in a loss of $263,000 compared to income of $556,000 in last year's first quarter. The loss was generated from increased amortization expense due to higher than projected prepayments of loans serviced for others, and from $215,000 of impairment reserves on existing mortgage loan servicing rights.

Non-interest expense totaled $19.9 million in the current quarter, compared to $17.7 million reported for the quarter ended March 31, 2000 and $18.9 million for the quarter ended December 31, 2000. Compensation and benefits expense totaled $11.3 million in the current quarter, compared to $10.1 million a year ago. This change was primarily due to normal salary increases, higher benefit costs, increased staffing costs related to the increased loan volume, and compensation associated with two additional branch locations purchased in the second quarter of 2000. Office occupancy expense rose $309,000 due primarily to higher utilities and maintenance expenses as well as additional expenses at the two new branches. Advertising expenses increased $246,000 due to increased spending relating to the Company's branding campaign.

The ratio of total non-interest expense to average assets was 1.56% for the current quarter, compared to 1.50% in last year's first quarter and 1.47% in the fourth quarter of 2000. The Company's efficiency ratio, a measure of the amount of expense needed to generate each dollar of revenue, was 47.3%. This measure continues to be considerably better than peer group averages. Income tax expense totaled $8.3 million in the current quarter, equal to an effective income tax rate of 37.2%, compared to $7.2 million and an effective tax rate of 35.5% for the quarter ended March 31, 2000.

Asset quality remained excellent during the quarter. Non-performing assets at March 31, 2001 were $19.2 million, or .37% of total assets, compared to $18.5 million or .36% of total assets at December 31, 2000. A year ago, non-performing assets totaled $24.5 million, or .51% of total assets. The Company did not record a provision for loan losses in the current quarter, and recorded $21,000 of net recoveries during the quarter. Provided asset quality remains excellent, and subject to the ongoing evaluation of certain other factors, management does not currently expect to record a provision for loan losses for the remainder of 2001. The Bank's allowance for loan losses was $18.3 million at March 31, 2001, equal to 102% of total non-performing loans, 95% of total non-performing assets and .43% of total loans receivable. At March 31, 2001, 88% of the Company's loan portfolio consisted of one-to-four family residential mortgage loans.

Total assets increased to $5.26 billion at March 31, 2001, up $66.3 million from the $5.20 billion reported at December 31, 2000. The growth in assets during the three-month period was primarily driven by an increase in investment securities of $42.1 million and an increase in loans receivable of $37.5 million. The balance of loans receivable at March 31, 2001 stood at $4.37 billion. Deposit balances grew by $92.9 million in the quarter, totaling $3.07 billion at March 31, 2001 compared to $2.97 billion at December 31, 2000, an annualized rate of increase of 12.5%. This marked the second consecutive quarter of strong, internal deposit growth.

On January 1, 2001, the Company transferred $92.9 million of investment and mortgage-backed securities with a market value of $92.4 million from the held-to-maturity category to the available-for-sale category with a net of tax effect of $(314,000) on accumulated other comprehensive income. The transfer was done upon adoption of SFAS 133,

"Accounting for Derivative Instruments and Hedging Activities." The cumulative effect of the measurement of derivative instruments did not have a material impact on the Company's financial position or results of operation.

Borrowed funds declined by $44.0 million to $1.68 billion at March 31, 2001, compared to $1.73 billion at December 31, 2000. Total stockholders' equity was $390.7 million at March 31, 2001, resulting in a stated book value per share of $17.16 and a tangible book value per share of $14.18. The Company repurchased 363,900 shares of its common stock during the current quarter at an average price of $26.96 per share. The Bank's tangible, core and risk-based capital percentages of 6.35%, 6.35% and 11.86%, respectively, at March 31, 2001 exceeded all minimum regulatory requirements.

MAF Bancorp is the parent company of Mid America Bank, a federally chartered stock savings bank. The Bank operates a network of 27 retail banking offices primarily in Chicago and its western suburbs. The Company's common stock trades on the Nasdaq Stock Market under the symbol MAFB.

                           Forward-Looking Information
                           ---------------------------

Statements contained in this news release that are not historical facts may constitute forward-looking statements (within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended), which involve significant risks and uncertainties. The Company intends such forward-looking statements to be covered by the safe harbor provisions for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995, and is including this statement for purposes of invoking these safe harbor provisions. Forward-looking statements, which are based on certain assumptions and describe future plans, strategies and expectations of the Company, are generally identifiable by use of the words "believe," "expect," "intend," "anticipate," estimate," "project," "plan," or similar expressions. The Company's ability to predict results or the actual effect of future plans or strategies is inherently uncertain and actual results may differ from those predicted. The Company undertakes no obligation to update these forward-looking statements in the future. Factors which could have a material adverse effect on the operations and could affect the outlook or future prospects of the Company and its subsidiaries include, but are not limited to, unanticipated changes in interest rates, general economic conditions, legislative/regulatory changes, monetary and fiscal policies of the U.S. Government, including policies of the U.S. Treasury and the Federal Reserve Board, the quality or composition of the Company's loan or investment portfolios, demand for loan products, secondary mortgage market conditions, deposit flows, competition, demand for financial services and residential real estate in the Company's market area, unanticipated problems in closing pending real estate contracts, delays in real estate development projects, the possible short-term dilutive effect of potential acquisitions, and changes in accounting principles, policies and guidelines. These risks and uncertainties should be considered in evaluating forward-looking statements and undue reliance should not be placed on such statements.

                       MAF BANCORP, INC. AND SUBSIDIARIES
                            STATEMENTS OF OPERATIONS
                  (Dollars in thousands, except per share data)

                                                                THREE MONTHS ENDED
                                                                    MARCH 31,
                                                               2001            2000
                                                               ----            ----
                                                                   (UNAUDITED)
Interest income......................................          $89,147          80,091
Interest expense.....................................           56,649          49,548
                                                               -------         -------
   Net interest income...............................           32,498          30,543
Provision for loan losses............................               --             300
                                                               -------         -------
   Net interest income after provision for loan
      losses.........................................           32,498          30,243
Non-interest income:
   Gain on sale of:
      Loans receivable held for sale.................              691              57
      Investment securities..........................              170             133
      Foreclosed real estate.........................              175              72
   Income from real estate operations................            3,349           2,475
   Deposit account service charges...................            3,426           2,570
   Loan servicing fee income (loss)..................             (263)            556
   Brokerage commissions.............................              545             678
   Other.............................................            1,766           1,218
                                                               -------         -------
      Total non-interest income......................            9,859           7,759
Non-interest expense:
   Compensation and benefits.........................           11,341          10,145
   Office occupancy and equipment....................            2,224           1,915
   Federal deposit insurance premiums................              155             147
   Data processing...................................              764             716
   Advertising and promotion.........................            1,248           1,002
   Amortization of goodwill..........................              811             684
   Amortization of core deposit intangibles..........              340             276
   Other.............................................            3,065           2,801
                                                               -------         -------
      Total non-interest expense.....................           19,948          17,686
                                                               -------         -------
      Income before income taxes.....................           22,409          20,316
Income taxes.........................................            8,331           7,207
                                                               -------         -------
   Net income........................................          $14,078         $13,109
                                                               =======         =======
Basic earnings per share.............................          $   .61         $   .55
                                                               =======         =======
Diluted earnings per share...........................              .60             .55
                                                               =======         =======

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

                       MAF BANCORP, INC. AND SUBSIDIARIES
                 CONSOLIDATED STATEMENTS OF FINANCIAL CONDITION
                             (Dollars in thousands)


                                                                                  MARCH 31,        DECEMBER 31,
                                                                                     2001              2000
                                                                                     ----              ----
                                                                                 (UNAUDITED)

ASSETS
Cash and due from banks.....................................................      $   81,107           77,860
Interest-bearing deposits...................................................          31,925           53,392
Federal funds sold..........................................................         142,648          139,268
Investment securities, at cost (fair value of $13,290 at December 31,
   2000)....................................................................              --           12,633
Investment securities available for sale, at fair value.....................         229,192          174,494
Stock in Federal Home Loan Bank of Chicago, at cost.........................          86,475           84,775
Mortgage-backed securities, at amortized cost (fair value of  $79,137 at
   December 31, 2000).......................................................              --           80,301
Mortgage-backed securities available for sale, at fair value................         110,126           24,084
Loans receivable held for sale..............................................         162,115           41,074
Loans receivable, net of allowance for losses of $18,279 and $18,258........       4,203,525        4,287,040
Accrued interest receivable.................................................          27,639           27,888
Foreclosed real estate......................................................           1,345            1,808
Real estate held for development or sale....................................           7,813           12,643
Premises and equipment, net.................................................          48,895           48,904
Other assets................................................................          61,359           60,560
Intangible assets, net of accumulated amortization of $16,181 and
   $15,030 .................................................................          67,713           68,864
                                                                                  ----------       ----------
                                                                                  $5,261,877        5,195,588
                                                                                  ==========       ==========
LIABILITIES AND STOCKHOLDERS' EQUITY
Liabilities:
   Deposits.................................................................      $3,067,129        2,974,213
   Borrowed funds...........................................................       1,684,900        1,728,900
   Advances by borrowers for taxes and insurance............................          45,224           38,354
   Accrued expenses and other liabilities...................................          73,957           66,392
                                                                                  ----------       ----------
      Total liabilities.....................................................       4,871,210        4,807,859
                                                                                  ----------       ----------
Stockholders' equity:
   Preferred stock, $.01 par value; authorized 5,000,000 shares; none
      outstanding...........................................................              --               --
   Common stock, $.01 par value; 80,000,000 shares authorized;
      25,420,650 shares issued; 22,768,601 and 23,110,022 shares
      outstanding...........................................................             254              254
   Additional paid-in capital...............................................         198,119          198,068
   Retained earnings, substantially restricted..............................         249,523          237,867
   Stock in Gain Deferral Plan; 223,453 shares..............................             511              511
   Accumulated other comprehensive income, net of tax.......................           2,032            1,435
   Treasury stock, at cost; 2,875,502 and 2,534,081 shares..................         (59,772)         (50,406)
                                                                                  ----------       ----------
      Total stockholders' equity............................................         390,667          387,729
                                                                                  ----------       ----------
                                                                                  $5,261,877       $5,195,588
                                                                                  ==========       ==========

                       MAF BANCORP, INC. AND SUBSIDIARIES
                             SELECTED FINANCIAL DATA
                        (In thousands, except share data)


                                                MARCH 31,      DECEMBER 31,        MARCH 31,
                                                  2001             2000              2000
                                                  ----             ----              ----
Book value per share........................   $     17.16     $     16.78       $     15.00
Tangible book value per share...............         14.18           13.80             12.42
Stockholders' equity to total assets........          7.42%           7.46%             7.29%
Tangible capital ratio (Bank only)..........          6.35            6.32              6.27
Core capital ratio (Bank only)..............          6.35            6.32              6.27
Risk-based capital ratio (Bank only)........         11.86           11.98             12.13
Common shares outstanding:
   Actual...................................    22,768,601      23,110,022        23,449,287
   Basic (weighted average).................    23,018,839      23,097,972        23,780,241
   Diluted (weighted average)...............    23,493,233      23,455,319        23,953,996

Non-performing loans........................   $    17,869     $    16,709       $    16,254
Non-performing assets.......................        19,213          18,517            24,475
Allowance for loan losses...................        18,279          18,258            17,567
Non-performing loans to total loans.........           .42%            .39%              .41%
Non-performing assets to total assets.......           .37             .36               .51
Allowance for loan losses to total loans....           .43             .42               .44
Mortgage loans serviced for others..........   $   843,471     $   785,350       $ 1,231,644

                                                                    THREE MONTHS ENDED
                                                                         MARCH 31,
                                                                         ---------
                                                                   2001            2000
                                                                   ----            ----
Average balance data:
   Total assets.............................................  $5,128,657       $4,731,076
   Loans receivable.........................................   4,368,240        3,950,441
   Interest-earning assets..................................   4,898,647        4,507,699
   Deposits.................................................   2,839,382        2,583,165
   Interest-bearing liabilities.............................   4,498,860        4,173,897
   Stockholders' equity.....................................     390,169          352,317
Performance ratios (annualized):
   Return on average assets.................................        1.10%            1.11%
   Return on average equity.................................       14.43            14.88
   Average yield on interest-earning assets.................        7.29             7.11
   Average cost of interest-bearing liabilities.............        5.11             4.76
   Interest rate spread.....................................        2.18             2.35
   Net interest margin......................................        2.66             2.71
   Average interest-earning assets to average
      interest-bearing liabilities..........................      108.88%          108.00
   Non-interest expense to average assets...................        1.56             1.50
   Non-interest expense to average assets and loans
      serviced for others...................................        1.35             1.19
   Efficiency ratio.........................................       47.28            46.34
Loan originations and purchases.............................   $ 515,455       $  306,906
Loans and mortgage-backed securities sold...................     126,337           35,712
Cash dividends declared per share...........................         .10              .09

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